UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 26, 2011

Marina Biotech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-13789	11-2658569
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3830 Monte Villa Parkway, Bothell, Washington		98021
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 425-908-3600

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Grant of Options to Executive Officers

On August 26, 2011, the Compensation Committee of the Board of Directors of Marina Biotech, Inc. (the “Company”) approved the grant of options to purchase a total of approximately 3.2 million shares of common stock, par value $0.006 per share, of the Company (“Common Stock”) to all employees of the Company. The Compensation Committee’s approval included the grant of: (i) options to purchase 435,000 shares of the common stock, par value $0.006 per share, of the Company (“Common Stock”), to J. Michael French, the President and Chief Executive Officer of the Company, (ii) options to purchase 107,500 shares of Common Stock to Peter S. Garcia, the Chief Financial Officer and Secretary of the Company, and (iii) options to purchase 115,000 shares of Common Stock to Barry Polisky, Ph.D., the Chief Scientific Officer of the Company. The options are exercisable at a price equal to $0.20 per share, which is the closing price of the Common Stock on The NASDAQ Global Market on August 26, 2011. One-third of the options shall vest on the first anniversary of the grant date, one-third of the options shall vest monthly in equal installments commencing after the first anniversary of the grant date and shall be vested in full on the second anniversary of the grant date and one-third of the options shall vest monthly commencing after the second anniversary of the grant date and shall be vested in full on the third anniversary of the grant date.

Payment of Retention Bonus

On March 1, 2010, the Board of Directors of the Company ratified the recommendation of the Compensation Committee to adopt a retention bonus plan pursuant to which J. Michael French, the President and Chief Executive Officer of the Company, Barry Polisky, Ph.D., the Chief Scientific Officer of the Company, and Peter S. Garcia, the Chief Financial Officer and Secretary of the Company, would receive a cash bonus in the amount of $81,600, $90,000 and $30,000, respectively, which amounts represent 24%, 24% and 10% of the annual base salary of each such executive officer as of March 1, 2010. Pursuant to the terms of the retention bonus plan, the retention bonus is payable on the first date on or after May 15, 2010 when the Company has in excess of $5 million in unrestricted cash. Following the completion of the underwritten public offering of Common Stock and warrants that closed on May 20, 2011, the Company had in excess of $5 million in unrestricted cash. As a result, on August 26, 2011, the Compensation Committee approved the payment of retention bonuses pursuant to the retention bonus plan on or prior to September 15, 2011 to the following executive officers and in the following amounts: (i) Mr. French - $81,600, (ii) Mr. Garcia - $30,000 and (iii) Dr. Polisky - $15,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marina Biotech, Inc.

August 29, 2011	By:	/s/ J. Michael French
	Name:	J. Michael French
	Title:	Chief Executive Officer